Offer to Purchase
Exhibit B
Offer to Purchase

Pine Grove Alternative Institutional Fund
Regular Mail:
Pine Grove Alternative Institutional Fund
Attn: Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112

Overnight Address:
Pine Grove Alternative Institutional Fund
Attn: Transfer Agent
Atlantic Fund Services
3 Canal Plaza, Ground Floor
Portland, ME 04101

Offer to Purchase
Dated October 3, 2016
Letters of Transmittal Tendering
Must Be Received by
Pine Grove Alternative Institutional Fund by
12:00 Midnight, Eastern Time, on October 31, 2016
Withdrawal Rights Will Expire at
12:00 Midnight, Eastern Time, on December 1, 2016,
Unless the Offer is Extended
To the Shareholders of Pine Grove Alternative Institutional Fund:
The table on the next page sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table bear the meanings given to them later in this document.
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Date	Name of Date	Definition
October 3, 2016	Commencement Date	the date as of which the Offer commenced
October 31, 2016*	Initial Notice Date	the date by which each Shareholder desiring to tender Class A Shares for purchase must provide proper notice to the Fund
December 1, 2016**	Initial Expiration Date
the date by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder's desire to tender Class A Shares may properly notify the Fund of such Shareholder's desire to withdraw its previous tender request

December 31, 2016	Valuation Date
the date as of which the net asset value of the Class A Shares is calculated, which will be the date specified in this table or, if the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the last day of the month immediately following the month in which the Expiration Date occurs

*	The Fund may, subject to proper authorization, extend the time by which shareholders may provide proper notice to the Fund of their desire to tender their Class A Shares for purchase. In the event of any such extension, Shareholders will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.
**
The Fund may, subject to proper authorization, extend the time by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder's desire to tender Class A Shares may properly notify the Fund of such Shareholder's desire to withdraw its previous tender request.  In the event of any such extension, Shareholders will be notified in writing by the Fund.  Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.

Pine Grove Alternative Institutional Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the "Fund"), is offering to repurchase for cash on the terms and conditions set out in this "Offer to Purchase" and the related "Letter of Transmittal," (which together, constitute the "Offer.") an amount of shares of beneficial interest of Class A Shares in the Fund (each a "Class A Share") up to 20% of the aggregate net assets of the Class A Shares in the Fund, calculated as of the Valuation Date, pursuant to tenders by shareholders of the Fund ("Shareholders") at a price equal to the net asset value per Class A Share, determined as of such Valuation Date.  Shareholders desiring to tender Class A Shares for repurchase must do so by 12:00 midnight, Eastern Time, on the Initial Notice Date (or later if the Offer is extended, the later of the Initial Notice Date and the latest time and date to which the Offer is extended is referred to as the "Notice Date"). Shareholders have the right to change their minds and withdraw any tenders of their Class A Shares until 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, in the event of any extension of the Offer, by 12:00 midnight, Eastern Time, on the latest applicable Expiration Date). In the event that the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the net asset value, and, hence, the purchase amount, of the tendered Class A Shares will be determined at the close of business on the last day of the month immediately following the month in which
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 the Expiration Date occurs. This Offer, which is being made to all Shareholders, is not conditioned on any minimum amount of Class A Shares being tendered by a Shareholder, but is subject to certain other conditions described below. Class A Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Agreement and Declaration of Trust dated as of September 12, 2013 (as it may be amended, modified, or otherwise supplemented from time to time, the "Declaration of Trust").
Shareholders should realize that the value of the Class A Shares tendered in this Offer likely will change between June 30, 2016, the last time net asset value was calculated, and the Valuation Date. Shareholder tendering Class A Shares should also note that, with respect to the Class A Shares tendered and accepted for repurchase by the Fund, such Shareholder will remain a Shareholder in the Fund through the Valuation Date, when the net asset value of its Class A Shares is calculated. Any tendering Shareholders that wish to obtain the estimated net asset value of its Class A Shares should contact the Fund at PO Box 588, Portland, ME 04112 or by phone at (855) 699-3103, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.
Shareholders desiring to tender all or any portion of their Class A Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.
Special Note for Shareholders Invested Through Traditional IRAs and Similar Accounts[1]
Federal income tax rules may require you, under certain circumstances, to take "required minimum distributions" (or RMDs) from one or more of your IRAs or similar accounts every year. Affected Shareholders seeking RMDs by participating in the Fund's tender offers must heed established tender offer deadlines and cannot expect extensions or exceptions. The deadlines apply to all Shareholders. Please plan accordingly.

Important
None of the Fund, FRM Investment Management (USA) LLC (formerly, Pine Grove Asset Management LLC) (in its capacity as the Fund's investment adviser, the "Adviser"), and the Fund's Board of Trustees (the "Board of Trustees") makes any recommendation to any Shareholder as to whether to tender, or refrain from tendering, Class A Shares. Shareholders must make their own decisions whether to tender Class A Shares, and, if it chooses to do so, how many Class A Shares to tender.
Because each Shareholder's investment decision is a personal one, based on its own financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether any Shareholder should tender Class A Shares pursuant to the Offer. No person has been authorized to give any information, or to make any

1 This notice does not constitute advice on tax or tax accounting matters. This material was not intended or written to be used, and it cannot be used, with any taxpayer for the purpose of avoiding penalties which may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. You should always consult your legal or tax advisor for information concerning your individual situation.

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representations, in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.
This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"). Neither the SEC nor any state securities commission have passed on the fairness or merits of this transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
Questions, requests for assistance, and requests for additional copies of the Offer may be directed to the Fund at the address and phone number listed below:
Pine Grove Alternative Institutional Fund
Attn. Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112
Phone: (855) 699-3103
Fax: (207) 347-2195
 E-mail Address: pinegrove.ta@atlanticfundservices.com
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TABLE OF CONTENTS
1.	SUMMARY TERM SHEET	6
2.	BACKGROUND AND PURPOSE OF THE OFFER	8
3.	OFFER TO PURCHASE AND PRICE	9
4.	AMOUNT OF TENDER	9
5.	PROCEDURE FOR TENDER	10
6.	WITHDRAWAL RIGHTS	11
7.	PURCHASES AND PAYMENT	11
8.	CERTAIN CONDITIONS OF THE OFFER	12
9.	CERTAIN INFORMATION ABOUT THE FUND	13
10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	14
11.	MISCELLANEOUS	15
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1.	SUMMARY TERM SHEET.
This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.
•	The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to repurchase Class A Shares in an amount up to 20% of the aggregate net assets of Class A Shares in the Fund. We will repurchase each Class A Share you tender for repurchase at its net asset value (that is, (a) the difference between the aggregate value of the Fund's Class A Shares' total assets and the aggregate value of the Fund's Class A Share's total liabilities, divided by (b) the total number of outstanding Class A Shares of the Fund) calculated as of the Valuation Date. This offer (the "Offer") will remain open until 12:00 midnight, Eastern Time, on the Initial Notice Date (or, if the Offer is extended on the latest applicable Notice Date).The net asset value of Class A Shares will be calculated for this purpose as of the Valuation Date. The conditions under which we may extend the Offer are discussed in Section 8 below.
•	The Fund reserves the right to extend the Offer, adjusting as necessary the Notice Date, the Expiration Date, and the Valuation Date. The Fund will review the net asset value calculation of the Class A Shares during the Fund's audit for its fiscal year ending March 31, 2017, which the Fund expects will be completed no later than 60 days after the fiscal year end of the Fund.
•	You may tender all or a portion of your Class A Shares. If you tender all or a portion of your Class A Shares and we accept those Class A Shares for repurchase, we will give you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Class A Shares tendered, determined as of the Valuation Date.
•	If you tender all or a portion of your shares, the Note will be mailed to you and will entitle you to an initial payment in cash equal to at least 95% of the unaudited net asset value of the Class A Shares you tendered that are accepted for repurchase by the Fund (the "Initial Payment"), which will be paid to you within approximately 30 days after the Valuation Date or, if we have requested withdrawals of capital from any investment funds in order to finance the repurchase of Class A Shares, no later than 10 business days after we have received at least 95% of the aggregate amount withdrawn from such investment funds. If any of such investment funds have delayed or suspended the rights of their respective investors to redeem interests in such investment funds, the Fund may be forced to delay the Offer. Shareholders will be notified promptly of any such delay.
•
The Note will also entitle you to a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (a) the net asset value of the Class A Shares tendered by the Shareholder and accepted by the Fund for repurchase, determined as of the Valuation Date, as it may be adjusted based on the annual audit of the Fund's March 31, 2017 financial

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statements, over (b) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit.
•	If we accept the tender of all or a portion of your Class A Shares, we will pay the proceeds from: cash on hand, withdrawals of capital from the investment funds in which the Fund have invested, the proceeds of the sale of portfolio securities and portfolio assets held by the Fund, and/or borrowings.
•	Shareholders desiring to tender Class A Shares for repurchase by the Fund should keep in mind that the Fund reserves the right to repurchase all of a Shareholder's Class A Shares at any time if the aggregate value of such Shareholder's Class A Shares is, at the time of such compulsory repurchase, less than the required minimum balance applicable for the Fund. This right of the Fund to repurchase Class A Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for repurchase by the Fund.
•	Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Class A Shares. This Offer remains open to you until 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, on the latest applicable Expiration Date). Until that time you have the right to change your mind and withdraw any tenders of your Class A Shares until 12:00 midnight, Eastern Time, on the Initial Expiration Date. Class A Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein.
•	If you would like the Fund to repurchase all or a portion of your Class A Shares, you should complete, sign, and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to the Fund at the following address:
Pine Grove Alternative Institutional Fund
Attn. Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112
(ii) fax it to the Fund at (207) 347-2195 or (iii) via e-mail to the Fund at pinegrove.ta@atlanticfundservices.com, so that it is received before 12:00 midnight, Eastern Time, on the Initial Notice Date. See Section 5. The value of your Class A Shares may change between the Commencement Date of this Offer and the Valuation Date.
•	If you would like to obtain the estimated net asset value of your Class A Shares, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact one of our dedicated account representatives at (855) 699-3103 or at the address listed on the cover page to this Offer to Purchase, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.
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•
Please note that, just as you have the right to withdraw the tender of your Class A Shares, we have the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, Eastern Time, on the Initial Expiration Date. The conditions under which we may cancel, amend, postpone or extend the Offer are discussed in Section 8 below. Also realize that although the Offer expires on the Initial Notice Date (or, if the Offer is extended on the latest applicable Notice Date), you will remain a Shareholder with respect to the Class A Shares, or portion thereof, you tendered that is accepted for repurchase by the Fund through the Valuation Date, when the net asset value of your Class A Shares is calculated.

2.	BACKGROUND AND PURPOSE OF THE OFFER.
The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by, and in accordance with, the procedures set forth in the Fund's Prospectus dated August 1, 2016 (as it may be amended, modified, or otherwise supplemented from time to time, the "Prospectus"),  The Prospectus which was provided to each Shareholder in advance of subscribing for Class A Shares provides that the Board of Trustees has the discretion to determine whether the Fund will repurchase Class A Shares from time to time from Shareholders pursuant to written tenders. The Fund expects that the Board of Trustees will authorize the Fund to repurchase shares of beneficial interest from shareholders of the Fund quarterly, on each March 31, June 30, September 30, and December 31 of each year.
Because there is no secondary trading market for Class A Shares and transfers of Class A Shares are prohibited without prior approval of the Adviser, the Board of Trustees has determined to cause the Fund to make this Offer, after consideration of various matters, including without limitation those set out in the Prospectus and the recommendations of the Adviser.
The Adviser intends to recommend to the Board of Trustees that the Fund offer to repurchase Class A Shares on a quarterly basis each year, but the Board of Trustees may determine not to accept such recommendations from time to time.
The repurchase of Class A Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders that do not tender shares of beneficial interest in the Fund. Shareholders that retain their shares of beneficial ownership may be subject to increased risks which may possibly result from the reduction in the Fund's aggregate assets due to the Fund's payment for the Class A Shares tendered. These risks include the potential for greater volatility due to decreased diversification. However, The Fund believes that this result is unlikely, however, given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in those shareholders of the Fund not tendering shares of beneficial interest bearing higher costs to the extent that certain relatively fixed expenses borne by the Fund may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for shares of beneficial interest are made by new and existing shareholders of the Fund from time to time. Payment for any Class A Shares repurchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.
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Class A Shares that are tendered to the Fund in connection with the Offer will be retired, although the Fund offers Class A Shares in a continuous public offering, conducted pursuant to an effective Registration Statement under the Securities Act of 1933, in accordance with the Prospectus. Class A Shares may be repurchased as of the first day of each calendar month at the Fund's then current net asset value per Class A Share.
The tender of Class A Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Class A Shares are repurchased. You should also realize that the Offer is set to expire on the Initial Expiration Date (or, if the Offer is extended, the latest applicable Expiration Date) and that, if you desire to tender Class A Shares for purchase, you must do so by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date). With respect to the Class A Shares you are tendering which are accepted for repurchase by the Fund, you remain a Shareholder of the Fund through the Valuation Date, when the net asset value of your Class A Shares is calculated.
3.	OFFER TO PURCHASE AND PRICE.
The Fund will, on the terms, and subject to the conditions, of the Offer, purchase an amount of Shares up to 20% of the aggregate net assets of Class A Shares in the Fund, tendered by Shareholders, by 12:00 midnight, Eastern Time, on the Initial Notice Date (or, if the Offer is extended, by 12:00 midnight, Eastern Time, on the latest applicable Notice Date), and not withdrawn (as provided in Section 6 below) before 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, before 12:00 midnight, Eastern Time, on the latest applicable Expiration Date). The Fund reserves the right to extend, amend, or cancel the Offer as described in Sections 4 and 8 below. The repurchase price of each Class A Share tendered will be the net asset value per Class A Share as of the Valuation Date, payable as set out in Section 7. The determination of the net asset value per Class A Share as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.
Shareholders may obtain the estimated net asset value of their Class A Shares, which is calculated monthly based upon the information received from the managers of the investment funds in which the Fund invests, by contacting the Fund at (855) 699-3103 or at the address listed on the cover page to this Offer to Purchase, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.
4.	AMOUNT OF TENDER.
Subject to the limitations set out below, Shareholders may tender all or a portion of their Class A Shares. Each Shareholder tendering less than all of its Class A Shares should keep in mind that the Fund reserves the right to repurchase all of a Shareholder's Class A Shares at any time if the aggregate value of such Shareholder's Class A Shares is, at the time of such compulsory repurchase, less than the required minimum balance applicable for the Fund. (This right of the Fund to repurchase Class A Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for repurchase by the Fund).
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 The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Class A Shares being tendered.
If the amount of Class A Shares properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 20% of the aggregate net assets of the Class A Shares in the Fund(or such greater amount as the Fund may elect to repurchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, repurchase all of the Class A Shares so tendered unless the Fund elects to cancel or amend the Offer, or to postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Class A Shares in excess of 20% of the aggregate net assets of the Class A Shares in the Fund are duly tendered to the Fund by Shareholders prior to the Notice Date and not withdrawn before the Expiration Date pursuant to Section 6 below, the Fund may in its sole discretion: (a) accept the additional Class A Shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934 (the "1934 Act"); (b) amend and extend the Offer to increase the amount of Class A Shares which the Fund is offering to repurchase; and (c) accept Class A Shares tendered before the Notice Date and not withdrawn before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Fund is not required, however, to take either of these actions. The Offer may be extended, amended, or canceled in various other circumstances described in Section 8 below.
5.	PROCEDURE FOR TENDERS.
Shareholders wishing to tender Class A Shares pursuant to this Offer to Purchase should send or deliver by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date) a completed and executed Letter of Transmittal to the Fund, at the address set out on the first page of the Letter of Transmittal, or fax or send via e-mail a completed and executed Letter of Transmittal to the Fund, at the fax number or e-mail address set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund, either by mail, fax or via e-mail no later than 12:00 midnight, Eastern Time, on Initial Notice Date (or, if the Offer is extended, on the latest applicable Notice Date).
The Fund recommends that all documents be submitted to the Fund by certified mail, return receipt requested, or by facsimile transmission. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election, and complete risk, of the Shareholder tendering Class A Shares, which may include without limitation the failure of the Fund to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Class A Shares or any particular Shareholder, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have
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been cured or waived. Neither the Fund, the Adviser, or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.
6.	WITHDRAWAL RIGHTS.
A tender of Class A Shares may be withdrawn by a Shareholder at any time before 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, on the latest applicable Expiration Date). To be effective, any notice of withdrawal must be timely received by the Fund at the address, fax number, or e-mail address set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Class A Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, Class A Shares withdrawn may be re-tendered provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5.

7.	PURCHASES AND PAYMENT.
For purposes of the Offer, the Fund will be deemed to have accepted a Shareholder's tender of tendered Class A Shares as, if, and when it gives written notice to the tendering Shareholder of its acceptance of such Shareholder's tender and repurchase such Class A Shares. As stated in Section 3 above, the amount offered for the Class A Shares tendered by Shareholders will be the net asset value thereof as of the Valuation Date. The value of the Fund's net assets is determined as of the close of the Fund's business at the end of each month in accordance with procedures as may be determined from time to time in accordance with the valuation policies and procedures adopted by the Board of Trustees. The Fund will not pay interest on the repurchase amount.
Each Shareholder that tenders all or a portion of their Class A Shares that are accepted for repurchase will be given a Note promptly after the Initial Expiration Date (or, in the event of any extension of the offer, promptly after on the latest applicable expiration date).  The Note will entitle the Shareholder to receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Class A Shares tendered and accepted for repurchase by the Fund, determined as of the Valuation Date. Payment of this amount will be made no later than 30 days after the Valuation Date or, if the Fund has requested withdrawals of its capital from any investment funds in order to finance the repurchase of Class A Shares, no later than 10 business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from such investment funds.
The Note will also entitle a Shareholder to receive the Post-Audit Payment, equal to the excess, if any, of (a) the net asset value of the Class A Shares tendered by the Shareholder and accepted by the Fund for repurchase, determined as of the Valuation Date, as it may be adjusted based on the annual audit of the Fund's March 31, 2017 financial statements, over (b) the Initial Payment.  The Post-Audit Payment will be payable (in the manner set out below) promptly after completion of the audit of the financial statements of the Fund for its fiscal year. It is anticipated that the audit of the Fund's financial statements will be completed no later than 60 days after the March 31, 2017, the fiscal year end of the Fund.
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The Note pursuant to which a tendering Shareholder will receive the Initial Payment and Post-Audit Payment (each a "Cash Payment") will be mailed directly to the tendering Shareholder. Any Cash Payment due pursuant to the Note will be made by wire transfer.
The Fund will make payment for Class A Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; (c) withdrawals of capital from the investment funds in which the Fund invests; and (d) possibly borrowings. Upon its acceptance of tendered Class A Shares for repurchase, the Fund will segregate, with its custodian, and maintain daily on its books a segregated account consisting of cash, liquid securities, or interests in the investment funds which the Fund has requested to withdraw (or any combination of any of the foregoing items) equal to the value of the unpaid amount estimated to be paid under the Note, as described above. Neither the Fund, the Adviser, or the Board of Trustees has determined at this time to borrow funds to repurchase Class A Shares tendered in connection with the Offer. However, depending on the dollar amount of Class A Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the repurchase of Class A Shares, subject to compliance with applicable law, through borrowings. If the Fund finances any portion of the repurchase amount in that manner, it will deposit assets in a special custody account with its custodian, to serve as collateral for any amounts so borrowed, and, if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be made from additional funds contributed to the Fund by new and existing Shareholders, withdrawals of capital from the investment funds in which it has invested, or from the proceeds of the sale of securities held by the Fund.
8.	CERTAIN CONDITIONS OF THE OFFER.
The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Class A Shares previously tendered and not withdrawn will remain subject to the Offer. In the event that the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the net asset value, and, hence, the purchase amount, of the tendered Class A Shares will be determined at the close of business on the last day of the month immediately following the month in which the Expiration Date occurs. The Fund also reserves the right, at any time and from time to time up to and including the Acceptance Date to: (a) cancel the Offer in the circumstances set out in the following paragraph, and in the event of such cancellation not to repurchase or pay for, any Class A Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Class A Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Class A Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.
The Fund may cancel the Offer, amend the Offer, or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund's investment objectives and policies in order to repurchase Class A Shares tendered pursuant to the Offer; (b) there is, in the judgment of the
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 Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, significant change in armed hostilities, or other international or national calamity directly or indirectly involving the United States since the commencement of the Offer that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Shareholders if Class A Shares tendered pursuant to the Offer were repurchased; or (c) the Board of Trustees determines that it is not in the best interest of the Fund to repurchase Class A Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.
9.	CERTAIN INFORMATION ABOUT THE FUND.
The Fund is registered under the Investment Company Act of 1940 (the "1940 Act") as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on June 18, 2013. The Fund's principal office is located at 452 5th Avenue, 26th Floor, New York, NY 10018, and its telephone number is (212) 649-6600. Class A Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Declaration of Trust.
The Fund, the Adviser, and the Board of Trustees do not have any plans or proposals that relate to, or would result in: (1) the acquisition by any person of additional Class A Shares (other than the Fund's intended continued acceptance of subscriptions for Class A Shares on the first day of each calendar month) or the disposition of Class A Shares (other than through periodic repurchase offers, including this Offer); (2) an extraordinary transaction involving the Fund, such as a merger, reorganization, or liquidation; (3) any material change in the present indebtedness, capitalization, or distribution policy of the Fund; (4) any change in the present Board of Trustees or in the management of the Fund, including without limitation any change in the number or the term of members of the Board of Trustees, the filling of any existing vacancy on the Board of Trustees, or any change in any material term of the employment contract of any executive officer; (5) a purchase, sale, or transfer of a material amount of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the amount offered for the repurchase of Class A Shares pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund's corporate structure or business, including any material change in any of its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any change in the Declaration of Trust or other governing instruments or any other action which could impede the acquisition of control of the Fund.
The Fund accepted subscriptions for shares of beneficial interest on the prior two admission dates, on September 1, 2016 and October 1, 2016, respectively.
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On or about September 30, 2016, pursuant to a Plan of Liquidation and Dissolution (the "Plan"), the Pine Grove Alternative Fund ("Feeder Fund"), a Delaware statutory Trust, which invested substantially all of its assets in shares of beneficial interest of the Fund, converted its holdings, which consisted entirely of Class I Shares and represented 10.245% of the total beneficial ownership of the Fund as of July 30, 2016, into Class A Shares of the Fund. Subsequently, the Feeder Fund made an in-kind distribution of Class A Shares then held by the Feeder Fund to its shareholders who became shareholders of the Fund.
There have been no other transactions involving Class A Shares that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Trustees, or any person controlling the Fund or the Adviser.
10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Shareholder is advised to consult its own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
The sale of Class A Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Class A Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Shareholder: (a) results in a "complete termination" of the Shareholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the Shareholder. In determining whether any of these tests has been met, Class A Shares actually owned, as well as Class A Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Class A Shares repurchased in the Offer and the Shareholder's adjusted basis in such Class A Shares. If such Class A Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) either 15% or 20% for capital assets held for more than one year, depending on whether the individual's income exceeds certain threshold amounts.
If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Class A Shares pursuant to the Offer will be taxable to the Shareholder as a "dividend" to the extent of such Shareholder's interest is allocable to Class A Shares of the Fund's current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder's allocable interest in Class A Shares of the Fund's current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Shareholder's adjusted basis in its Class A Shares), and any amounts in excess of the Shareholder's adjusted basis will constitute taxable capital gain. Any remaining adjusted basis in
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 the Class A Shares tendered to the Fund will be transferred to any remaining Class A Shares held by such Shareholder. In addition, if a tender of Class A Shares is treated as a "dividend" to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.
Foreign Shareholders. Any distribution to a tendering Shareholder who is not a citizen or resident of the United States or is a foreign entity (a "Foreign Shareholder") generally will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Class A Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as "controlled foreign corporations," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser.
Backup Withholding. The Fund generally will be required to withhold tax at the rate of 28% ("backup withholding") from any payment to a tendering Shareholder that is an individual (or certain other non-corporate persons) if the Shareholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign Shareholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Class A Shares only if it furnishes to the Fund a duly completed Form W-8BEN, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder's U.S. federal income tax liability.
11.	MISCELLANEOUS.
The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.
Reference is made to the following financial statements and such financial statements are incorporated in their entirety herein by reference:
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•	Annual Report of the Fund on Form N-CSR for the year ended March 31, 2016, as filed with the SEC on June 9, 2016, including its audited financial statements and the notes thereto.
•	Semi-Annual Report of the Fund on Form N-CSR for the period ended September 30, 2015, as filed with the SEC on December 2, 2015.
Copies of the financial statements referenced above can be obtained as provided in the Fund's prospectus.
The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission's internet website, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549-0102.